Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Second Quarter 2020 Results

Call scheduled for today, August 11, at 4:30pm ET

TUCSON, Ariz., August 11, 2020 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today reported its financial results for the quarter ended June 30, 2020.

Recent Accomplishments & Highlights:

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Entered into a 10-year Commercialization and Distribution Agreement (Master Agreement) with QIAGEN Manchester Limited (QIAGEN), providing the foundation for HTG and QIAGEN to combine their technological and commercial strengths with the goal to offer pharmaceutical companies global development, distribution and commercialization capabilities for companion diagnostic assays developed on the HTG EdgeSeq platform.

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Introduced three previously released research use only (RUO) assays for use with the Thermo Fisher Scientific Ion Torrent Ion S5 next-generation sequencing (NGS) platform. With the release of the HTG EdgeSeq Precision Immuno-Oncology Panel, the HTG EdgeSeq Mouse MRNA Tumor Response Panel and the HTG EdgeSeq Autoimmune Panel, HTG’s entire RUO profiling assay menu is now available on both the Illumina and Thermo Fisher Scientific NGS platforms.

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Announced the launch of the new HTG EdgeSeq Pan B-Cell Lymphoma Panel, which is commercially available for purchase in kit form or as a service in HTG’s VERI/O laboratory. The HTG EdgeSeq Pan B-Cell Lymphoma Panel is an RUO panel designed to provide molecular characterization of aggressive lymphomas by allowing researchers to measure the expression of genes associated with the aggressive lymphoma transcriptome.

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Signed three new European distributor agreements to promote HTG products and services in Nordic and Eastern European Countries with BioNordika (Denmark), Explorea (Czech Republic), and ELTA 90 (Bulgaria).

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HTG’s EdgeSeq technology was highlighted in posters presented by partners at both the American Association for Cancer Research (AACR) and the American Society of Clinical Oncology (ASCO) 2020 virtual meetings.

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Secured a $10.0 million senior term loan from Silicon Valley Bank. Proceeds from the senior term loan were used to pay off the principal balances outstanding on HTG’s term loan with MidCap Financial and its subordinated convertible promissory note held by QIAGEN North American Holdings, Inc. The duration of the senior term loan is 42 months, with interest only payments through June 30, 2021 plus additional months under certain conditions.

“The COVID-19 pandemic continued to have a negative impact on our business and that of our customers in the second quarter of 2020 and we believe it will continue to have a negative impact likely through at least the remainder of 2020 as a number of our larger customers have communicated their intentions to remain operating at partial capacity or with limited external visitors through the end of the year,” said John Lubniewski, President and CEO of HTG. “However, we have also been encouraged to see a number of our academic customers in Europe and the

United States return to their laboratories, resume planned studies with HTG technologies and initiate new ones that we have been discussing and developing with them during the last several months of remote engagement. While we cannot be certain of the ultimate impact of the COVID-19 pandemic on us or our customers, this positive trend allows us to continue to be optimistic that demand for our products and services will increase in the future.”

Mr. Lubniewski continued, “Our product development teams have made progress towards the key milestones during the quarter. Our California and Arizona development teams continue to implement our development strategy and we believe we are on track to deliver upcoming anticipated development milestones. While the pandemic has created some near-term uncertainty, we are very proud of how our employees have faced the challenges – with flexibility and a commitment to ensuring our long-term success. When our customers eventually return to a more normal work environment, we will be prepared to meet demand and for growth in our business.”

Second Quarter 2020 Financial Highlights:

Total revenue for the quarter ended June 30, 2020 was $2.0 million, compared with $5.8 million for the same period in 2019. The decrease in revenue is a result of the impact of the COVID-19 pandemic requiring the closure of customer facilities around the globe for a large portion of the second quarter of 2020. These closures limited HTG’s ability to ship instruments and consumables to customer facilities and the ability of customers to prepare and ship samples to HTG’s VERI/O laboratory for processing.

Product and product-related services revenue was $1.7 million for the quarter ended June 30, 2020, compared with $4.4 million for the same period in 2019. In addition to the impacts of the COVID-19 pandemic, this decrease reflects a decline in lower margin subcontracted laboratory services revenue when compared with second quarter of 2019.

Collaborative development services revenue for the quarter ended June 30, 2020 was $0.2 million compared with $1.4 million for the same period in 2019, reflecting a decrease in activity as we continue to await additional activity based on customer decision points relating to our existing programs.

Net loss from operations for the quarter ended June 30, 2020 was $5.0 million, compared with $4.7 million for the second quarter of 2019. Net loss per share was $(0.09) for the second quarter of 2020 compared with $(0.17) for the second quarter of 2019.

Cash, cash equivalents and short-term available-for-sale securities totaled $32.9 million as of June 30, 2020, with current liabilities of approximately $4.9 million and non-current liabilities of $15.7 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Tuesday, August 11, 2020
Time:	4:30 p.m. Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13706480
Webcast:	http://public.viavid.com/index.php?id=140583

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of the Master Agreement with QIAGEN, the anticipated duration of the impact of the COVID-19 pandemic on our business, our being on track to deliver development milestones, and our expectations for increased demand for our products and services in the future and our ability to meet those demands and for growth in our business. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the impact of the COVID-19 pandemic on us and our customers; the risk that we may not establish new and significant collaboration development arrangements; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley Robinson

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product and product-related services	$1,728,526	$4,424,368	$3,716,663	$7,086,873
Collaborative development services	234,768	1,371,952	472,105	1,912,272
Total revenue	1,963,294	5,796,320	4,188,768	8,999,145

Operating expenses:
Cost of product and product-related services revenue	974,642	2,508,371	1,990,134	4,553,898
Selling, general and administrative	4,255,485	4,740,710	8,930,748	9,141,576
Research and development	1,732,776	3,253,639	3,659,051	5,328,387
Total operating expenses	6,962,903	10,502,720	14,579,933	19,023,861
Operating loss	(4,999,609)	(4,706,400)	(10,391,165)	(10,024,716)
Other expense, net	(182,757)	(84,022)	(243,923)	(136,552)
Loss on extinguishment of MidCap Credit Facility and QNAH Convertible Note	(522,394)	—	(522,394)	—
Net loss before income taxes	(5,704,760)	(4,790,422)	(11,157,482)	(10,161,268)
Provision for income taxes	(5,791)	(6,848)	(10,967)	(6,848)
Net loss	$(5,710,551)	$(4,797,270)	$(11,168,449)	$(10,168,116)

Net loss per share, basic and diluted	$(0.09)	$(0.17)	$(0.17)	$(0.36)
Shares used in computing net loss per share, basic and diluted	65,757,458	28,657,384	65,162,695	28,629,189

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$21,014,375	$7,619,748
Short-term investments available-for-sale, at fair value	11,852,173	25,410,222
Restricted cash	—	3,270,247
Accounts receivable	1,011,462	3,164,176
Inventory, net	1,388,570	1,269,667
Prepaid expenses and other	1,236,192	633,522
Total current assets	36,502,772	41,367,582

Operating lease right-of-use assets	905,459	1,209,145
Property and equipment, net	1,825,191	2,240,133
Other non-current assets	69,365	302,409
Total assets	$39,302,787	$45,119,269

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$927,829	$1,662,583
Accrued liabilities	947,382	1,870,296
Contract liabilities - current	418,874	426,014
NuvoGen obligation - current	863,611	1,152,233
Short-term debt, net	1,143,011	2,987,667
Operating lease liabilities - current	584,073	758,932
Other current liabilities	30,983	41,134
Total current liabilities	4,915,763	8,898,859
NuvoGen obligation - non-current, net of discount	4,359,218	4,498,777
Long-term debt, net	10,705,219	6,871,545
Operating lease liabilities - non-current	453,404	636,340
Other non-current liabilities	185,276	244,114
Total liabilities	20,618,880	21,149,635
Commitments and Contingencies
Total stockholders’ equity	18,683,907	23,969,634
Total liabilities and stockholders' equity	$39,302,787	$45,119,269